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                                                                 Exhibit 99.4

                             FOR IMMEDIATE RELEASE

             PRUDENTIAL-BACHE/WATSON & TAYLOR PARTNERSHIPS ANNOUNCE AGREEMENTS TO SELL THEIR PROPERTIES TO PUBLIC STORAGE, INC.

New York, NY, June 14, 1996 . . . Prudential-Bache Properties, Inc., the Managing General Partner for Prudential-Bache/Watson & Taylor, Ltd.-I, Prudential-Bache/Watson & Taylor, Ltd.-2, Prudential-Bache/Watson & Taylor, Ltd.-3 and Prudential-Bache/Watson & Taylor, Ltd.-4 (collectively the ``Partnerships''), today announced that each of the Partnerships had entered into a separate contract of sale with Public Storage, Inc. for the sale of all or substantially all of such Partnership's properties, in the aggregate consisting of twenty-six self-storage/business center facilities and four undeveloped land parcels, primarily located in Texas and Oklahoma, for an aggregate purchase price of $58,410,000. Each sale is subject to the majority vote of such Partnership's Unitholders and certain other conditions and potential price adjustments. Each contract is independent of the other contracts. These agreements are a result of an auction process announced to limited partners in each Partnership in December 1995.

The individual prices are as follows:

       Prudential-Bache/Watson & Taylor, Ltd.-I: $17,150,000 Prudential-Bache/Watson & Taylor, Ltd.-2: $18,000,000 Prudential-Bache/Watson & Taylor, Ltd.-3: $11,050,000 Prudential-Bache/Watson & Taylor, Ltd.-4: $12,210,000

The Partnerships anticipate sending proxy statements to investors in August or as soon thereafter as practicable for the purpose of advising investors as to the terms of the agreement relating to their specific Partnership and to solicit the consent of the Limited Partners to the proposed sales. It is expected that, if approved, the transactions will close before the end of the year. Following the closings, each Partnership that approves the sale will make one or more cash distributions to their respective Limited Partners. The bulk of the distributions are expected to occur shortly after the closings with the remainder expected to be distributed approximately twelve months after the closings, at which time the particular Partnerships would then liquidate.

Thomas Lynch, President of Prudential-Bache Properties, said ``After conducting an extensive auction process over the last several months, we are pleased to have reached agreements which for each individual Partnership represent the highest prices offered for such Partnership's properties.''

For additional information, please contact Brian Martin at 212-214-1060.

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